CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of February 21, 2008 by and between JOHN FOSTER, an individual whose address is c/o Department of Geological Sciences, MH 204 California State University, Fullerton, Fullerton, CA 92834 (the “Consultant”), and SIONIX CORPORATION, a Nevada corporation whose address is 2082 Michelson Drive, Suite 306, Irvine CA 92612  (the “Company”), in reference to the following:

RECITALS

A. The Company is in the business of developing water purification technology.

B. The Consultant is an engineering geology professional who has been providing advisory board and consulting services to the Company since October 1, 2004 (the “Service Commencement Date”).

C. The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company, to assist the Company in its efforts to develop and market its water purification technology.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

AGREEMENT

1. Term. The Company retains the Consultant and the Consultant accepts this appointment with the Company for a period of 12 months, beginning as of January 1, 2008 and ending on January 1, 2009 unless sooner terminated pursuant to section 5 (the “Term”).

2. Duties of Consultant. The Consultant agrees to perform the consulting services set forth on Exhibit “A” to this Agreement and made a part of it (the “Services”). The Consultant will report to the Company’s Chief Executive Officer but will determine the method, details and means of performing the Services. The Consultant may, at the Consultant’s own expense, use employees or other subcontractors to assist the Consultant with the performance of the Services.

3. Compensation.

(a) The Company shall pay to the Consultant, as compensation for the Services:

(i) upon the Company raising at least $250,000 in gross proceeds from an equity financing or series of equity financings occurring on or after December 31, 2007 and before the end of the Term, for Services performed from January 1 until June 1, 2008, $10,000 per month payable on the first day of each month during such period; and

(ii) upon the Company raising at least $500,000 in gross proceeds (including the $250,000 referred to in section 3(a)) from an equity financing or series of equity financings occurring on or after December 31, 2007 and before the end of the Term: (i) a one time payment of $30,000 for services performed from October 1, 2007 through December 31, 2007, and (ii) for services performed from July 1 until December 31, 2008, $10,000 per month payable on the first day of each month during such period; and

(iii) upon the date of this Agreement, a fully vested 5-year option to purchase 2,880,000 shares of the Company’s common stock at a price of $0.25 per share, pursuant to a Notice of Grant of Stock Option in the form attached hereto as Exhibit “B” and a Stock Option Agreement in the form attached thereto as Exhibit A.

(b) In consideration of the Consultant’s efforts in bringing about a definitive licensing, manufacturing, distribution, purchase order or substantially similar agreement between the Company and Primon or any of its affiliates (the “Primon Agreement”) during the Term or within six months thereafter, the Consultant will receive, regardless of the termination of this Agreement, 2.5% of the royalty payments or other amounts received by the Company from Primon pursuant to the Primon Agreement (collectively, the “Consultant Commissions”), until the Consultant has received $2,500,000 pursuant to this provision, after which the Company shall have no further obligation to pay Consultant Commissions. The Company will be obligated to pay the Consultant Commissions within 30 days of each date on which it receives royalty payments or other amounts from Primon pursuant to the Primon Agreement.

Notwithstanding the foregoing, the Consultant understands and agrees that in no event will the Company be obligated to pay any person or persons more than an aggregate of 10% of the royalty payments or other amounts received by the Company from Primon pursuant to the Primon Agreement (the “10% Threshold”). In the event any third party other than Richard Laton demonstrates a valid claim for royalties or similar payments from the Company resulting from the Primon Agreement which causes the Company’s total obligation to pay commissions in connection therewith to exceed the 10% Threshold, then the Consultant Commissions shall be ratably reduced in an amount equal to 33.33% of the amount exceeding the 10% Threshold. Regardless of any reduction in the Consultant Commissions pursuant to this paragraph, the Consultant may continue to earn the Consultant Commissions at the reduced rate until he has earned the maximum $2,500,000 as provided in the preceding paragraph.

(c) The Company agrees to carry forward the debt incurred to the Consultant in the amount of $144,000 for services rendered during the time the Consultant served as a member of the Board of Advisors, which will be payable at the earlier of September 30, 2010 or the date on which the Company shows on its balance sheet as filed with the SEC at least $1.5 million in working capital and the closing price of its common stock has been at least $1.25 for at least 15 consecutive trading days. For the purpose hereof, “working capital” shall mean the difference between the Company’s total current assets and total current liabilities. The obligation set forth in this Section 3(c) shall survive the termination of this Agreement.

4. Nondisclosure.

4.1 Property Belonging to Company. The Consultant agrees that all developments, ideas, devices, improvements, discoveries, apparatus, practices, processes, methods, concepts and products (collectively the “Inventions”) developed by the Consultant from and after the Service Commencement Date until the end of the Term are the exclusive property of the Company and shall belong to the Company. The Consultant agrees to assign the Inventions to the Company, provided, however, notwithstanding the foregoing, the Consultant shall not be required to assign his rights in any invention which the Consultant developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(i) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(ii) Result from any work performed by the Consultant for the Company.

The Consultant understands that he bears the full burden of proving to the Company that an invention qualifies fully under this section 4.1.

4.2 Access to Confidential Information. The Consultant agrees that from the Service Commencement Date until the end of the Term, , the Consultant has had and will have access to and become acquainted with confidential proprietary information (“Confidential Information”) which is owned by the Company and is regularly used in the operation of the Company’s business. The Consultant agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company is engaged, or in which the Company may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company. The Consultant agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The Consultant acknowledges that all Confidential Information, whether prepared by the Consultant or otherwise acquired by the Consultant in any other way, shall remain the exclusive property of the Company.

4.3 No Unfair Use by Consultant. The Consultant promises and agrees that the Consultant (which shall include his employees and contractors) shall not misuse, misappropriate, or disclose in any way to any person or entity any of the Company’s Confidential Information, either directly or indirectly, nor will the Consultant use the Confidential Information in any way or at any time except as required in the course of the Consultant’s business relationship with the Company. The Consultant agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information constitutes unfair competition. The Consultant promises and agrees not to engage in any unfair competition with the Company and will take measures that are appropriate to prevent his employees or contractors from engaging in unfair competition with the Company.

4.4 Further Acts. The Consultant agrees that, at any time during the Term, upon the request of the Company and without further compensation, but at no expense to the Consultant, the Consultant shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s inventions, and copyright registrations on the Company’s inventions.

4.5 Obligations Survive Agreement. The Consultant’s obligations under this section 4 shall survive the expiration or termination of this Agreement for a period of five (5) years.

5. Termination.

5.1 Termination on Default. Should either party default in the performance of this Agreement or materially breach any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination shall be effective immediately on receipt of said notice. For purposes of this section, material breaches of this Agreement shall include, but not be limited to, (i) the failure by the Company to pay the compensation set forth in section 3 above; (ii) the willful breach or habitual neglect by the Consultant of the duties which he is required to perform under the terms of this Agreement; (iii) the Consultant’s commission of acts of dishonesty, fraud, or misrepresentation; (iv) the failure by the Consultant to conform to all laws and regulations governing the Consultant’s duties under this Agreement; or (v) the commission by the Consultant of any act that tends to bring the Company into public scandal or which will reflect unfavorably on the reputation of the Company.

5.2 Termination on Notice. Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.

5.3 Automatic Termination. This Agreement terminates automatically on the occurrence of any of the following events: (i) a filing for bankruptcy by the Company; or (ii) the death or Disability of the Consultant. As used herein, the term “Disability” means the good faith determination of the board of directors of the Company that the Consultant has become so physically or mentally incapacitated or disabled as to be unable to satisfactorily perform his duties hereunder for a period of 60 consecutive calendar days or any 90 days during the Term, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) mutually agreed upon by the Consultant and the Company.

5.4 Return of Company Property. Upon the termination or expiration of this Agreement, the Consultant shall immediately transfer to the Company all files (including, but not limited to, electronic files), records, documents, drawings, specifications, equipment and similar items in its possession relating to the business of the Company or its Confidential Information (including the work product of the Consultant created pursuant to this Agreement).

6. Status of Consultant.

(a) Independent Contractor Status. Consultant is an independent contractor and not an employee of the Company for any purpose whatsoever, including state and federal taxes and workers' compensation insurance, but is an independent contractor. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. Consultant does not have, nor shall Consultant hold out Consultant as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company, or to pledge the Company's credit, or to extend credits in the name of the Company, unless otherwise specifically authorized by the Company’s board of directors.

(b) Nature of Consultant's Relationship to Company. Consultant is engaged in Consultant's own business independent of the Company, and the nature of Consultant's independent contractor relationship with the Company shall be further defined as follows:

(i) State and Federal Taxes. Company will not withhold any monies for any state, local or federal taxing authorities from compensation earned by Consultant pursuant to this Agreement. Company shall prepare and file a Form 1099 with the Internal Revenue Service ("IRS") reporting the compensation paid to Consultant.

(ii) Fringe Benefits. Consultant shall receive no fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits, disability income, vacation, holiday pay, sick pay or any other benefits.

(iii) Workers' Compensation. Company shall not provide workers' compensation coverage for Consultant or Consultant's agents. Any and all workers' compensation coverage shall be the sole responsibility of Consultant.

(iv) Hours. Consultant shall not be required to work any specified hours or specified days.

(v) Licensing/Insurance. Consultant shall obtain and maintain at Consultant's sole expense any licenses or insurance required by federal, state or local law.

(vi) Location. During the Term, the Consultant may perform his duties from the Company's offices in Irvine, California, or any other location, at the discretion of the Consultant.

7. Representations by Consultant. The Consultant represents that the Consultant has the qualifications and ability to perform the services in a professional manner, without the advice, control, or supervision of the Company. The Consultant shall indemnify, defend, and hold harmless the Company, and the Company’s officers, directors, and shareholders from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including, without limitation, interest, penalties, and reasonable attorney fees and costs, that the Company may incur or suffer and that arise, result from, or are related to any breach or failure of the Consultant to perform any of the representations, warranties and agreements contained in this Agreement.

8. Business Expenses. The Company shall reimburse the Consultant for all reasonable business expenses incurred during the Term (the “Expenses”), with any individual Expense or aggregate Expenses in any 30-day period in excess of $1,000 to be submitted to the Company’s Chief Executive Officer for pre-approval.

9. Notices.  Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called “Notices”) required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other party.

10. Choice of Law and Venue. This Agreement shall be governed according to the laws of the State of California. Venue for any legal or equitable action between the Company and the Consultant which relates to this Agreement shall be in the state and federal courts located in the City of Los Angeles, CA.

11. Entire Agreement. This Agreement and the attachments and exhibits hereto supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by the Consultant to the Company and contain all of the covenants and agreements between the parties with respect to the services to be rendered by the Consultant to the Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

12. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

13. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

14. Preparation of Agreement. It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

15. No Assignment of Rights or Delegation of Duties by Consultant;Company’s Right to Assign. The Consultant’s rights and benefits under this Agreement are personal to it and therefore no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company may assign its rights and delegate its obligations under this Agreement to any other person or entity.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

17. Electronically Transmitted Documents. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or email transmission of a “pdf.” file, such facsimile or “pdf.” document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

WHEREFORE, the parties have executed this Agreement on the date first written above.

“CONSULTANT”

/s/ John Foster
John Foster

“COMPANY”

Sionix Corporation

By:	/s/ Richard Papalian
Name:	Richard Papalian
Title:	Chief Executive Officer

EXHIBIT “A”

DUTIES OF CONSULTANT

Consultant will (i) actively assist in the testing and demonstration of the Company’s water purification product on site at the Villa Park Dam in California; (ii) attend technical meetings, demonstrations and trade shows in support of the Company’s business; (iii) prepare grant applications and white papers as technological and scientific results are confirmed; (iv) act in the best interests of the Company and aid in its day-to-day operations for a minimum of 5 days per month, after which the Company will pay Consultant an hourly rate of $250 per hour.